EXHIBIT 99.1

MercadoLibre, Inc. Initiates Quarterly Cash Dividend

BUENOS AIRES, Argentina, Feb. 23, 2011 (GLOBE NEWSWIRE) -- MercadoLibre, Inc. (Nasdaq:MELI) (http://www.mercadolibre.com), Latin America's leading e-commerce technology company, today announced that its Board of Directors has adopted a dividend policy pursuant to which the Company intends to pay quarterly cash dividends on its common stock in 2011. The Board declared the first quarterly cash dividend of $0.08 per share payable to holders of the Company's common stock.

The Company anticipates a total annual dividend of $0.32 per share of common stock in 2011, or approximately $14.0 million, based on the current number of outstanding shares. The first quarterly cash dividend will be paid on April 15, 2011 to stockholders of record as of the close of business on March 31, 2011

"We are pleased to initiate a quarterly cash dividend policy, which indicates our confidence in our financial strength and ability to generate sustained cash flow from operations going forward," said Marcos Galperin, MercadoLibre's President and CEO. "With our powerful e-commerce ecosystem and a value proposition that continues to prove very attractive to the fast-growing base of Latin American Internet users, we have built momentum and have positioned our business very well for the future. We anticipate returning approximately $14 million to shareholders in 2011 as a result of this dividend policy, an amount that allows us to reward our shareholders while maintaining sufficient cash levels to aggressively invest in our business. In future years, we expect to adjust our annual dividend roughly in line with our growth in net income."

The cash dividend policy and the payment of future cash dividends under that policy will be made at the discretion of the Company's Board of Directors and will depend on earnings, operating and financial conditions, capital requirements, and other factors deemed relevant by the Board, including the applicable requirements of the Delaware General Corporation Law and the best interests of MercadoLibre, Inc.'s stockholders.

About MercadoLibre

Founded in 1999, MercadoLibre is Latin America's leading e-commerce technology company. Through its primary platforms, MercadoLibre.com and MercadoPago.com, it provides solutions to individuals and companies buying, selling, advertising, and paying for goods online.

MercadoLibre.com serves millions of users and creates a market for a wide variety of goods and services in an easy, safe and efficient way. The site is among the top 50 in the world in terms of page views and is the leading retail platform in unique visitors in each country in which it operates according to metrics provided by comScore Networks. MercadoLibre maintains a leadership position in 12 Latin American countries. The Company is listed on NASDAQ (Nasdaq:MELI) following its initial public offering in 2007.

For more information about the company visit: http://investor.mercadolibre.com

The MercadoLibre, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4193

Forward-Looking Statements

Any statements contained in this press release that are not statements of historical fact, including statements about the company's beliefs and expectations, are forward-looking statements and should be evaluated as such. Such forward-looking statements reflect, among other things, the company's current expectations, plans, projections and strategies, anticipated financial results, future events and financial trends affecting the company's business, all of which are subject to known or unknown risk and uncertainties that may cause the company's actual results to differ materially from those expressed or implied by these forward-looking statements, including general market conditions, adverse changes in the company's markets as well as those risks and uncertainties included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which are on file with the SEC and is available on the SEC website at www.sec.gov. Additional information will also be set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2010, which it expects to file with the SEC in February 2011. All information provided in this release and in the attachments is as of February 23, 2011 and MercadoLibre undertakes no duty to update this information. Because of the risks, uncertainties and assumptions, investors should not place undue reliance on any forward-looking statements.

CONTACT: MercadoLibre, Inc.
         Investor Relations
         Pedro Arnt
         investor@mercadolibre.com
         http://investor.mercadolibre.com